UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
 of the Securities Exchange Act of 1934
December 6, 2016
 Date of Report (Date of earliest event reported)
KONARED CORPORATION
 (Exact name of small business issuer as specified in its charter)
Nevada	000-55208	99-0366971
(State or other jurisdiction of	(Commission	(IRS Employer Identification
incorporation or	File Number)	Number)
organization)
1101 Via Callejon #200, San Clemente, CA 92673-4230
 (Address of principal executive offices) (Zip Code)
Phone: (808) 212-1553
 (Registrant's telephone number)
N/A
 (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On December 6, 2016, KonaRed Corporation (the "Company") entered into a securities purchase agreement (the "Securities Agreement") with PCF Holdings Group, LLC., a Delaware limited liability company ("PCF"), under which  PCF will invest or cause to be invested $940,000 in three tranches of (i) $300,000, (ii) $500,000 and (iii) $140,000, respectively for the purchase of Stock Units.

Under the Securities Agreement,  PCF (or its designee) will purchase from the Company up to 28.5 million stock units (each a "Stock Unit" and in the plural, the "Stock Units"), to be paid in three tranches. The series of warrants for each tranche each have the same three exercise prices, include cashless exercise rights, and have the same three expiry terms. The first tranche shall be priced at $0.024 per Stock Unit and shall consist of one share of restricted common stock of the Company (each a "Share") and three separate warrant classes (each a "Warrant" and the shares underlying the Warrants being the "Warrant Shares" or, in the singular a "Warrant Share") that have respectively (i) an exercise price of $0.055 per share for a term of five years, (ii) an exercise price of $0.20 per shares for a term of three years and (iii) an exercise price of $0.25 per share for a term of 18 months.  For the second and third tranches, each Stock Unit shall be priced at $0.04 per Stock Unit and shall consist of one Share and three separate warrant classes (each a "Warrant" and the shares underlying the Warrants being the "Warrant Shares", or in the singular a "Warrant Share") that have respectively (i) an exercise price of $0.055 per share for a term of five years, (ii) an exercise price of $0.20 per share for a term of three years and (iii) an exercise price of $0.25 per share for a term of 18 months.

At the initial Tranche Closing, PCF purchased 12,500,000 Stock Units for a purchase price of $300,000 in cash (the "Initial Tranche"). Subject to the continued accuracy and validity of the representations and warranties of the Company to PCF, the satisfaction by the Company of all its covenants set forth in the Securities Agreement and other considerations, then not later than 120 days from the Initial Tranche Closing (the "Second Tranche Closing"), Purchaser shall purchase 12,500,000 Stock Units (the "Second Tranche) for a purchase price of $500,000; and then not later than 120 days from the Second Tranche Closing (the "Third Tranche Closing"), Purchaser shall purchase 3,500,000 Stock Units (the "Third Tranche) for a purchase price of $140,000.

The Securities Agreement includes a Beneficial Ownership Limitation and at no time may PCF exercise warrants or purchase shares if such exercises or purchases would result in PFC and its affiliates owning an aggregate of shares of our common stock in excess of 17.5% of the then outstanding shares of our common stock. PCF and its affiliates may sell or transfer Units, Shares or Warrants that exceed, or might cause PCF to exceed, the Beneficial Ownership Limitation in order for PCF to comply with the Beneficial Ownership Limitation. PCF may at any time request one registration under the Securities Act of 1933, as amended, of all or part of its Shares (including any Warrant Shares issuable upon exercise of any Warrants) (a "Demand Registration"), however the Company will not be obligated to effect any Demand Registration within nine months from the Initial Tranche Closing, or when Purchaser has the ability to freely sell the securities proposed to be registered under Rule 144, without being subject to any volume or manner of sale restrictions thereunder.

As required by the Securities Agreement, the Company has separately partnered with Creative Flavor Concepts, Inc. ("CFC") and Flavor Producers, Inc. ("FPI") to support development of the Company and FPI.  Pursuant to the Supplier Agreement, FPI and CFC (collectively referred to herein as "FC") will pay the Company $200,000, as described in Item 8.01 (the "Supply Agreement").

The foregoing description of the Securities Purchase Agreement and Warrants are qualified in their entirety by the text of such documents which are annexed to this Current report as Exhibits 10.1 and 10.2.

Item 3.02       Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.  The Shares and Warrants were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

Item 8.01       Other Events

The Company entered into a Supply Agreement with FC, companies which specialize in flavor development, formulation and active ingredient manufacturing in both powder and liquid form, as well as formulation and manufacturing of a variety of "Turn-Key" products; including but not limited to beverages and dietary supplement products. Under the Supply Agreement, FC will develop, formulate and manufacture certain products for KonaRed in return for a one-time signing payment of $200,000. The initial term of the Supply Agreement terminates on December 31, 2021 and, may automatically be extended for one year periods thereafter. PCF had previously provided a loan to the Company of $100,000 as a good faith deposit for transactions with the partners and, at PCF's direction, that amount shall be applied and credited to the Supply Agreement signing payment.

Item 9.01       Financial Statements and Exhibits

Exhibit 10.1 - Securities Purchase Agreement December 6, 2016
Exhibit 10.2 - Forms of Warrants

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONARED CORPORATION

/s/ Shaun Roberts
Shaun Roberts
Chief Executive Officer
 December 6, 2016